Exhibit 4.30

AMENDMENT TO RIGHT OF FIRST REFUSAL AGREEMENT

THIS AMENDMENT TO RIGHT OF FIRST REFUSAL AGREEMENT (this “Amendment”), dated as of August 11, 2014, is made by and among Greater China Intermodal Investments LLC (the “Company”), Seaspan Corporation (“Seaspan”) and Blue Water Commerce, LLC (collectively with the Company and Seaspan, the “Parties”). Capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in that certain Right of First Refusal Agreement, dated as of March 14, 2011, by and among the Parties (the “Agreement”).

RECITALS

WHEREAS, pursuant to Section 6 of the Agreement, no amendment, supplement or restatement of any provision of the Agreement will be binding unless it is in writing and signed by the Parties; and

WHEREAS, the Parties desire to amend the Agreement to (i) extend the outside date of the ROFR Period from March 31, 2015 to March 31, 2016 and (ii) amend and add ROFR Review Dates.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Amendments.

(a) The definition of “ROFR Period” in Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

““ROFR Period” means the period beginning on the Effective Date and ending on the earlier of (i) March 31, 2016, (ii) the date on which the Company is dissolved or liquidated and (iii) the date on which this Agreement is terminated pursuant to Section 5 hereof.”

(b) The definition of “ROFR Review Date” in Section 1 of the Agreement is hereby deleted and replaced in its entirety with the following:

““ROFR Review Date” means each of August 15, 2011, August 15, 2012, August 15, 2013, August 15, 2014, November 15, 2014, February 15, 2015, May 15, 2015, August 15, 2015, November 15, 2015 and February 15, 2016.”

(c) All references to the “Agreement,” “herein,” “hereunder” or words of similar import in the Agreement shall be deemed to include the Agreement as amended by this Amendment.

Section 2. Full Force and Effect. The Agreement shall not be amended or otherwise modified by this Amendment except as set forth in Section 1 of this Amendment. Except as amended by this Amendment, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms, and the Parties hereby ratify and confirm the Agreement in all respects, as amended hereby.

Section 3. Governing Law; Jurisdiction. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any principles of conflicts with laws, whether of the State of Delaware or any other jurisdiction, that would result in the application of the law of any other jurisdiction.

Section 4. Entire Agreement. This Amendment and the Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior or contemporaneous understandings and written or oral agreements among them pertaining thereto.

Section 5. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts will be construed together and constitute the same instrument. This Agreement may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the day and year first above written.

GREATER CHINA INTERMODAL INVESTMENTS LLC

By:	/s/ Cedric Bobo

	Name:	Cedric Bobo
	Title:	Director

SEASPAN CORPORATION

By:	/s/ Peter Shaerf

	Name:	Peter Shaerf
	Title:	Director

BLUE WATER COMMERCE, LLC

By:	/s/ Lawrence R. Simkins

	Name:	Lawrence R. Simkins
	Title:	Manager